                                                                  EXHIBIT 12(A)

                          BANK OF BOSTON CORPORATION

        COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                       (EXCLUDING INTEREST ON DEPOSITS)

  The Corporation's ratios of earnings to fixed charges (excluding interest on deposits) for the six months ended June 30, 1995 and 1994 and for the five years ended December 31, 1994 were as follows:

                             SIX MONTHS ENDED
                                 JUNE 30,        YEARS ENDED DECEMBER 31,
                             ----------------- --------------------------------
                               1995     1994    1994  1993  1992   1991   1990
                             -------- -------- ------ ----  -----  -----  -----
                                          (DOLLARS IN MILLIONS)
Net income (loss)..........  $    259 $    191 $  435 $299  $ 279  $(113) $(468)
Extraordinary items, net of
 tax.......................                  7      7         (73)    (8)   (44)
Cumulative effect of
 changes in accounting
 principles, net of tax....                            (24)
Income tax expense
 (benefit).................       225      156    349  215    153    (58)     3
                             -------- -------- ------ ----  -----  -----  -----
  Pretax earnings (loss)...  $    484 $    354 $  791 $490  $ 359  $(179) $(509)
                             ======== ======== ====== ====  =====  =====  =====
Fixed charges:
  Portion of rental expense
   (net of sublease rental
   income) which
   approximates the
   interest factor.........        14       14     27   27     28     30     39
Interest on borrowed funds.       500      367    998  378    345    362    592
                             -------- -------- ------ ----  -----  -----  -----
    Total fixed charges....       514      381  1,025  405    373    392    631
                             -------- -------- ------ ----  -----  -----  -----
Earnings (for ratio
 calculation)..............  $    998 $    735 $1,816 $895  $ 732  $ 213  $ 122
                             ======== ======== ====== ====  =====  =====  =====
Total fixed charges........  $    514 $    381 $1,025 $405  $ 373  $ 392  $ 631
                             ======== ======== ====== ====  =====  =====  =====
Ratio of earnings to fixed
 charges...................      1.94     1.93   1.77 2.21   1.96    .54    .19
                             ======== ======== ====== ====  =====  =====  =====

  For purposes of computing the consolidated ratio of earnings to fixed charges, "earnings" represent income (loss) before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (excluding interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. For the years ended December 31, 1991 and 1990, earnings were insufficient to cover fixed charges. Additional earnings necessary for the years ended December 31, 1991 and 1990 to bring the ratios of earnings to fixed charges to a one-to-one basis are $179 million and $509 million, respectively.